Exhibit 4.5
AMENDMENT AS OF JULY 10, 2007, TO WARRANT (SERIES 2) CERTIFICATE
SIGNED ON NOVEMBER 21, 2006 AND AMENDED ON APRIL 30, 2007
By
TopSpin Medical, Inc. (the “Company”)
2 Yodfat St., Global Park, Lod, Israel
WHEREAS, on November 21, 2006, warrant (Series 2) Certificate was signed by the Company and amended on April 30, 2007 (the “Warrant Certificate (Series 2)”); and

WHEREAS, following the U.S. Securities and Exchange Commission comments and for the purpose of listing the securities for trade in the Stock Exchange the Company is required to amend the term of the Warrant Certificate (Series 2); and

WHEREAS, the Company wishes to amend the Warrant Certificate (Series 2) as set forth;
1.	Preamble, headings and definitions
1.1	The preamble to this amendment to Warrant Certificate (Series 2) consists an integral part hereof.

1.2	The headings of the sections and subsections of this amendment to Warrant Certificate (Series 2) are for convenience of reference only and are not to be considered in construing this Agreement
2.	In the Warrant Certificate (Series 2) the following amendments will be made:
2.1	In section 2.6 of the Overleaf Conditions of the Warrant Certificate (Series 2) – in the third line of the first paragraph after the words: “not later than”, the word “eight” will be deleted and replaced by the word “ten”.

2.2	In section 8 of the Overleaf Conditions of the Warrant Certificate (Series 2) – in the second and third lines of the first paragraph after the words: “notices by the Company to the holders of warrants (Series 2) shall be made in”, the words “one of the following ways at the discretion of the Company” will be deleted and replaced by the words “both of the following ways”.

2.3	In section 11.3 of the Overleaf Conditions of the Warrant Certificate (Series 2) – the text in this section will be deleted in its entirety and replaced by the following text: “The competent courts of the state of Delaware shall have sole jurisdiction with regard to the warrant (Series 2) in accordance with the laws of the state of Delaware “.
3. In the rest of the terms of the Warrant Certificate (Series 2) and the Overleaf Conditions there will be no change.
4. The terms of Warrant Certificate (Series 2) and this amendment will be read as one piece.

Signed by the company
/s/ Erez Golan CEO
/s/ Eyal Kolka CFO
Top Spin Medical, Inc.